Exhibit 10.3

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

May 5, 2006

Mr. Robert Buchan, Chairman

Quest Capital Corp.

77 King Street West, Suite 3110

Royal Trust Tower

Toronto-Dominion Centre

Toronto, ON M5K 1H1

Canada

Dear Bob:

Re: Advisory Services

Further to our recent discussions, I am writing to outline the terms under which Quest Capital Corp. (“Quest”) will provide your services in advising Vista Gold Corp. (“Vista”) on the transaction outlined in the attached Letter of Intent.

During the term of this engagement, Quest will work closely with Vista to assist the company in successfully completing the transactions and activities referred to above resulting in the successful listing and financing of a new Nevada focused mining company. The services to be provided will include advice on strategy, planning and execution of the proposed transaction and will also include negotiation and supervision on behalf of Vista of other parties providing services or advisors involved in the plan.

Quest covenants with Vista that it will act on a basis that is fair and responsible and exercise its powers and discharge its duties under this agreement honestly, in good faith and in the best interest of Vista. Quest further covenants that it will exercise an appropriate degree of care, diligence and skill and will comply with all applicable laws and regulations in the jurisdictions that it is representing Vista.

Quest’s remunerations for the services that it provides to Vista under this agreement are outlined below.

1.	Monthly retainer of US$10,000 per month.

2.	A lump sum payment consisting of 10,000 Vista shares (VGZ)

Vista will reimburse Quest for any reasonable costs, charges and expenses including travel incurred by it in the performance of its obligations under this agreement.

Mr. Robert Buchan	Page 2

Quest Capital Corp.

May 5, 2006

Quest acknowledges that the business carried on by Vista is an extremely competitive business and that disclosure of any confidential information about the business or financial affairs of Vista would place Vista at a competitive disadvantage. Quest shall use its reasonable commercial efforts to preserve and protect the confidential nature of any information concerning the business or financial affairs of Vista or any of its dealings, transactions or affairs which may be disclosed to Quest by employees, officers or agents of Vista during the duration of this agreement.

If accepted, this agreement between Quest and Vista will be in effect until the transaction is complete. However, Vista may terminate this agreement if in the judgment of Vista the transaction is no longer advancing or the services being provided under this agreement by Quest are no longer required.

I look forward to working with you.

Sincerely,

/s/ Michael B. Richings
Michael B. Richings President/CEO

Agreed and accepted this 11th day of May, 2006

Quest Capital Corp.

Per:	/s/ Robert Buchan
Name: Robert Buchan Title: Chairman

Attachment (s)

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

May 3, 2006

Mr. Carl Pescio

Century Nevada Inc.

305-595 Howe Street

Vancouver, B.C.

V6C 2T5

Dear Carl:

Potential Merger Transaction

The purpose of this letter of intent (the “LOI”) is to set out the material terms of the proposed merger of the Nevada properties and related assets (the “Vista Assets”) of Vista Gold Corp. (“Vista”) and the Nevada properties and related assets (the “CNI Assets”) of Century Nevada Inc. (“CNI”) and Carl Pescio (“Pescio”), upon the general terms and subject to the general conditions set forth herein.

This LOI and all documents executed and actions undertaken in connection with this LOI shall be covered by and subject to the terms of the confidentiality agreement effective March 23, 2006 among Vista, CNI and Pescio, a copy of which is attached hereto as Schedule “A”.

It is anticipated that the proposed merger will be completed as part of a plan of arrangement (the “Arrangement”) under the Business Corporations Act (Yukon) and this LOI is intended to provide a basis for the preparation of a definitive arrangement and merger agreement (the “Arrangement and Merger Agreement”). Except for the binding agreements described in sections 4 and 5 hereof, this LOI represents only the parties’ current intention to negotiate and enter into the Arrangement and Merger Agreement on the terms and conditions described in this LOI, and is not, and is not intended to be, a binding agreement between the parties (except for sections 4 and 5, which are intended to be binding on the parties in accordance with their terms).

1.	Proposed Transaction

Subject to the terms and conditions of this LOI, Vista and CNI anticipate that the combination of Vista’s Nevada properties and related assets (the “Vista Assets”) with the Nevada properties and related assets of CNI and/or Pescio (the “CNI Assets”) and will be completed as a merger of equals, substantially as follows:

(a)	Vista will take the steps necessary to marshall all of the Vista Assets in its wholly-owned subsidiary, Vista Gold Holdings Inc. (“NevadaCo”) or subsidiaries wholly-owned by NevadaCo.

(b)	Vista will cause all common shares of NevadaCo to be distributed to the then current shareholders of Vista.

(c)	NevadaCo will acquire all of the CNI Assets in return for:

(i)	a promissory note (the “Note”) in the principal amount of US$15 million; and

(ii)	a number of common shares of NevadaCo having a value equal to the value of the CNI Assets (which the parties acknowledge they expect to be equal to the value of the Vista Assets), less US$15 million.

The parties acknowledge their mutual desire to structure such transactions so that the value attributable to each common share of NevadaCo upon issuance to CNI and the current Vista shareholders is not less than US$5.

(d)	Vista will use commercially reasonable efforts to ensure that the common shares of NevadaCo are listed and posted for trading on the Toronto Stock Exchange and the American Stock Exchange concurrently with the acquisition of the CNI Assets. The parties acknowledge that it is currently contemplated that at the time the common shares of NevadaCo are listed and posted for trading on the Toronto Stock Exchange, NevadaCo will have approximately 30 million issued and outstanding common shares.

(e)	NevadaCo will agree to use commercially reasonable efforts to complete, as soon as possible after completion of the foregoing transactions, an equity financing which will raise not less than US$40 million at a price per common share of not less than US$5. Upon completion of such financing, NevadaCo will repay all amounts owing under the Note. The parties acknowledge that the Arrangement and Merger Agreement will describe in more detail the obligations of NevadaCo to complete such financing and, in particular, will describe the consequences for each of NevadaCo and CNI if NevadaCo is unable to complete such financing in a timely manner.

Finally, the parties acknowledge the structure for this transaction has not yet been finalized, but will be described in detail in the Arrangement and Merger Agreement. To the extent possible, the parties will cooperate to develop a structure that minimizes the amount of tax payable by either CNI or Vista or their shareholders as a result of the completion of the transaction.

All amounts described above are based on Vista’s current understanding of the financial condition of CNI and the status and nature of the assets held by CNI and Pescio as reflected in the information and materials provided by CNI and Pescio to Vista prior to the date of this LOI. In the event that the financial condition of CNI and the status and nature of the assets held by CNI and Pescio change prior to closing or are determined by Vista, based on due diligence to be performed pursuant to this LOI, to be materially different from that reflected in such information and materials, the purchase price and the terms of the transactions contemplated by this LOI shall be subject to adjustment.

2.	General Terms and Conditions

The details of the transactions contemplated by this LOI will be set forth in the Arrangement and Merger Agreement containing the terms and conditions contemplated herein, and such other terms, conditions and provisions as are customary for transactions of this nature and as mutually acceptable to the parties.

Without limiting the generality of the foregoing, the parties agree that the Arrangement and Merger Agreement will contain provisions requiring the payment of a break fee, in the amount of US$2 million, in the event that a party to the Arrangement and Merger Agreement terminates the agreement before completion of the transaction, subject to certain exceptions which will be detailed therein.

The parties expect that the Arrangement and Merger Agreement will be executed and delivered within 45 days after the date hereof and they confirm their mutual intention to devote the resources and efforts required to complete the Arrangement and Merger Agreement within such timeframe.

3.	Conditions

The obligation of the parties to conclude the transactions contemplated by this LOI will be subject to a number of conditions, including without limitation, the following:

(a)	receipt of all necessary regulatory, shareholder or other approvals and any consents required from third parties; and

(b)	completion of due diligence investigations satisfactory to the parties.

4.	Expenses

Each of Vista, CNI and Pescio shall be responsible for payment of their own expenses, including legal and accounting fees, in connection with the transactions contemplated hereby, whether or not such transactions are completed.

5.	Exclusivity Agreement

As consideration for the payment by Vista to CNI of the amount of US$200,000 as soon as possible after the execution and delivery hereof, CNI and Pescio agree that they will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal from any other person relating to a transaction similar in nature to the transactions contemplated in this LOI (or otherwise involving the sale of all or any substantial part of the CNI Assets) until the date (the “Release Date”) which is the earlier of:

(a)	45 days after the date hereof; and

(b)	the date on which the parties execute and deliver the Arrangement and Merger Agreement.

In addition to the foregoing, between the date hereof and the Release Date, if either CNI or Pescio receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, CNI shall immediately notify Vista of the details thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

6.	Governing Law

This LOI shall be governed by and construed under the laws applicable in the State of Nevada.

7.	Survival

The parties agree that the provisions of sections 4 and 5 shall survive any termination of this LOI.

8.	Acceptance of LOI

This LOI shall be open for acceptance until 5:00 p.m. (Vancouver time) on May 4, 2006. If not accepted in writing prior to that time, this LOI shall be considered withdrawn and null and void.

Yours truly,

VISTA GOLD CORP.

By:	/s/ Michael B. Richings
Michael Richings President

Agreed to and accepted this 3rd day of May, 2006

CENTURY NEVADA INC.

By:	/s/ Carl Pescio
Authorized Signatory Name: Title:

Agreed to and accepted this 3rd day of May, 2006

/s/ Carl Pescio
Carl Pescio